Exhibit 10.1

CONTINGENT VALUE RIGHTS AGREEMENT

This Contingent Value Rights Agreement, dated as of April 27, 2021 (this “Agreement”), by and among Seneca Biopharma, Inc., a Delaware corporation (“Parent”), American Stock Transfer & Trust Company, LLC, as CVR Agent (the “CVR Agent”), and Raul Silvestre, in his capacity (as an individual and not in a legal capacity intended to create an attorney client relationship), as the initial CVR Holders’ Representative (the “CVR Holders’ Representative”).

Preamble

Whereas, Parent, Townsgate Acquisition Sub 1, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), and Leading BioSciences, Inc., a Delaware corporation (“LBS”), entered into an Agreement and Plan of Merger dated as of December 16, 2020 (as amended to date, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into LBS (the “Merger”), with LBS. surviving the Merger as a subsidiary of Parent.

Whereas, pursuant to the Merger Agreement, Parent agreed to issue and distribute to the Persons, who as of immediately prior to the Effective Time are stockholders or warrantholders of record of Parent, CVRs as hereinafter described, and on December 16, 2020 Parent declared a dividend of one CVR per share of Parent common stock, par value $0.01, outstanding as of immediately prior to the Effective Time; and

Whereas, Parent desires that the CVR Agent act as its special agent for the purposes of effecting the distribution of the CVRs to those stockholders of Parent entitled to receive CVRs and performing the other services described in this Agreement.

Now, Therefore, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the benefit of the Holders (as hereinafter defined), as follows:

Article I

DEFINITIONS

Section 1.1.             Definitions.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)              the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(b)              all accounting terms used herein and not expressly defined herein shall have the meanings assigned to such terms in accordance with United States generally accepted accounting principles, as in effect on the date hereof;

(c)               the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(d)              unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, limited liability companies, partnerships and other Persons and vice versa; and

(e)              all references to “including” shall be deemed to mean including without limitation.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:

“Accountant” has the meaning set forth in Section 2.8.

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by, or is under common control with such Person.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in the State of New York, State of California or State of Delaware are authorized or obligated by law or executive order to close.

“CVR Escrow” means a segregated escrow account in which all: (i) Net Proceeds, (ii) the Reserve Fund amounts and (iii) Legacy Asset Winddown Amount, will be held until disbursed pursuant to the terms of this Agreement.

“CVR Payment Amount” means 80% of Net Proceeds in respect of each respective item of Gross Proceeds actually received by Parent as a result of any Legacy Monetization.

“CVR Payment Date” means the 30th day after the end of the calendar year in which a respective item of Gross Proceeds is actually received by Parent, however, that in the event that the CVR Payment Amount on any CVR Payment Date shall be less than $500,000, no CVR Payment Amount shall be due and instead such CVR Payment Amount shall be added to subsequent CVR Payment Amounts until: (i) the aggregate CVR Payment Amount shall be at least $500,000 or (ii) the Final CVR Payment date (provided, that no payment shall be made with respect to a CVR Payment Amount that is less than $300,000).

“CVR Register” has the meaning set forth in Section 2.4(b).

“CVRs” means the Contingent Value Rights issued by Parent as contemplated by this Agreement. Unless otherwise specified herein, for purposes of this Agreement all the CVRs shall be considered as part of and shall act as one class only.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Entitlement Certificate” has the meaning set forth in Section 2.5(b).

“Final CVR Payment” means the earlier of: (i) the CVR Payment Date on which the last CVR Payment related to all the Legacy Monetization is made or (ii) the Termination Date.

“Gross Proceeds” means all cash or cash proceeds from the sale of Marketable Securities entitled to received by Parent from a Legacy Monetization (but subject to actual receipt) prior to the Termination Date, to the extent received within a commercially reasonably time thereafter (not to exceed three months); provided, that the sale of the Marketable Securities shall, in compliance with law, be at the CVR Representative’s sole discretion.

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“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Legacy Asset Winddown Amount” means an amount equal to $500,000.

“Legacy Monetization” means the sale or license of all or any part of the Parent Legacy Technology, the definitive agreement for which sale or license is entered into: (i) during the period beginning at the Effective Time and ending on the date that is 18 months following the Effective Time or (ii) prior to the Effective Time and the proposed transaction is not consummated prior to the Asset Milestone Payment.

“Legal Proceeding” means any claim, demand, action, cause of action, arbitration or lawsuit.

“Marketable Securities” means a United States listed security.

“Monetization Expenses” means any and all expenses, that would not otherwise be incurred by Parent in its normal and customary course of business, in pursuing, negotiating, entering into and closing any Legacy Monetization (including any pre-Merger accrued and unpaid expenses that are not included in Net Cash), the out-of-pocket expenses of the CVR Holders’ Representative, any other consultant fees and expenses, success fees, legal fees and similar items, CVR Agent Indemnification Payment, CVR Agent Expenses, each Reserve Fund, and any and all post-Merger preservation and maintenance of the Parent Legacy Technology, including Parent Intellectual Property Rights application, registration and maintenance fees, any applicable taxes (including sales, use, tariffs, excise, customs duties, gross receipts, VAT or other similar taxes or governmental charges), and specifically including all actual Ongoing Support Funding, provided however that in no event shall the Monetization Expenses include any administrative or similar fee payable to Parent in connection with its general overhead. For the avoidance of doubt, the out-of-pocket cost to Parent of retaining the CVR Agent shall be a Monetization Expense.

“Net Proceeds” means, with respect to each respective Legacy Monetization, the excess, if any, of (a) all Gross Proceeds less (b) all Monetization Expenses.

“Notice of Objection” has the meaning set forth in Section 2.5(c).

“Ongoing Support Funding” has the meaning set forth in Section 2.7(c).

“Parent Intellectual Property Rights” means all Intellectual Property owned, licensed or controlled by Parent that is necessary for the operation of the business of Parent as presently conducted.

“Parent Legacy Technology” means any Parent Intellectual Property Rights in existence as of the Effective Time.

“Permitted Transfer” means: (i) a transfer of any or all of the CVRs (upon the death of the Holder) by will or intestacy; (ii) a transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) a transfer from a participant’s account in a tax-qualified employee benefit plan to the participant or to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; or (vi) a transfer from a participant in a tax-qualified employee benefit plan, who received the CVRs from such participant’s account in such tax-qualified employee benefit plan, to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant.

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“Person” means any individual, firm, corporation, limited liability company, partnership, trust or other entity, and shall include any successor (by merger or otherwise) thereof or thereto.

“Representative Losses” has the meaning set forth in Section 7.3.

“Reserve Fund” means, with regard to a particular Legacy Monetization, a reasonable amount (which in any case shall not be less than $25,000 or 20% of the Gross Proceeds of the applicable Legacy Monetization, whichever is lower) to be agreed upon in good faith by the CVR Holders’ Representative and Parent to be (i) withheld from any Gross Proceeds received after the termination or depletion of the Ongoing Support Funding and (ii) used and held for use to fund Monetization Expenses in connection with the Legacy Monetization giving rise to the Gross Proceeds.

“Surviving Person” has the meaning set forth in Section 6.1(a).

“Termination Date” has the meaning set forth in Section 2.9.

Article II

CONTINGENT VALUE RIGHTS

Section 2.1.             Appointment of CVR Agent.

Parent hereby appoints American Stock Transfer & Trust Company, LLC to act as CVR Agent for Parent in accordance with the instructions hereinafter set forth in this Agreement, and the CVR Agent hereby accepts such appointment.

Section 2.2.             Issuance of CVRs.

The CVRs shall be issued and distributed by the CVR Agent after the Effective Time, to the Persons who as of the close of business on the day before the Effective Time are stockholders of Parent, as contemplated by the Merger Agreement.

Section 2.3.             Nontransferable.

The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

Section 2.4.             No Certificate; Registration; Registration of Transfer; Change of Address.

(a)              The CVRs shall be issued in book-entry form only and shall not be evidenced by a certificate or other instrument.

(b)              The CVR Agent shall keep a register (the “CVR Register”) for the registration of CVRs. The CVR Agent is hereby initially appointed “CVR Registrar” for the purpose of registering CVRs and transfers of CVRs as herein provided.

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(c)              Subject to the restriction on transferability set forth in Section 2.3, every request made to transfer a CVR must be in writing and accompanied by a written instrument or instruments of transfer and any other requested documentation in a form reasonably satisfactory to Parent and the CVR Registrar, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof. A request for a transfer of a CVR shall be accompanied by such documentation establishing satisfaction that the transfer is a Permitted Transfer as may be reasonably requested by Parent and the CVR Registrar (including opinions of counsel), if appropriate. Upon receipt of such written notice, the CVR Registrar shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, register the transfer of the CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent, evidencing the same right and shall entitle the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio. Any transfer or assignment of the CVRs shall be without charge (other than the cost of any transfer Tax which shall be the responsibility of the transferor) to the Holder.

(d)              A Holder (or the CVR Holders’ Representative, on behalf of a Holder) may make a written request to the CVR Registrar to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder and conform to such other reasonable requirements as the CVR Registrar may from time to time establish. Upon receipt of such proper written notice, the CVR Registrar shall promptly record the change of address in the CVR Register.

Section 2.5.             Payment Procedures.

(a)              On each CVR Payment Date, Parent shall deliver to the CVR Agent and cause the CVR Agent to deliver to the Holders, pro rata as to their CVR holdings, the amount of the indicated CVR Payment Amount. On the Final CVR Payment date, Parent shall deliver to the CVR Agent and cause the CVR Agent to deliver to the Holders, pro rata as to their CVR holdings, the amount remaining in the CVR Escrow, provided however that no payment will be made if the balance of the CVR Escrow is less than $300,000. As an example: Suppose $100,000 of Monetization Expenses are accrued through the CVR Payment Date for Legacy Monetization #1 (with Gross Proceeds of $80,000) and an additional $130,000 of Monetization Expenses are accrued through the (next) CVR Payment Date for Legacy Monetization #2 (with Gross Proceeds of $400,000) and an additional $175,000 of Monetization Expenses are accrued through the (still next) CVR Payment Date for Legacy Monetization #3 (with Gross Proceeds of $1,000,000). For Legacy Monetization #1 the CVR Payment Amount would be $0, for Legacy Monetization #2 the CVR Payment Amount would be $0 and for Legacy Monetization #3 the CVR Payment Amount would be $1,075,000. And if then, two years later, final royalty payments in the aggregate of $100,000 are received from a Legacy Monetization #1, Legacy Monetization #2 or Legacy Monetization #3 counterparty and there is $800,000 remaining in CVR Escrow, then a CVR Payment Amount of $900,000 would then become payable to the Holders.

(b)              At least 30 days before the applicable CVR Payment Date, Parent shall deliver to the CVR Holders’ Representative and the CVR Agent a certificate (the “Entitlement Certificate”), certifying that the Holders are entitled to payment of a CVR Payment Amount (and setting forth the calculation of such CVR Payment Amount). If a Legacy Monetization has occurred but no CVR Payment Amount is payable, Parent shall also deliver an Entitlement Certificate so stating.

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(c)              Within 15 days after delivery by Parent of an Entitlement Certificate, the CVR Holders’ Representative may deliver a written notice to Parent (with a copy to the CVR Agent) requesting that Parent provide to the CVR Holders’ Representative, or its authorized representative, reasonable documentation to support Parent’s calculation of the CVR Payment Amount and shall make its accounting personnel available during normal business hours to the CVR Holders’ Representative or its authorized representative to discuss and answer questions with respect to the calculation of the CVR Payment Amount. Within 15 days after the CVR Holders’ Representative’s receipt of all of the documentation requested pursuant to the foregoing sentence, the CVR Holders’ Representative may deliver a written notice to Parent (with a copy to the CVR Agent) specifying that the CVR Holders’ Representative objects to the indicated CVR Payment Amount (a “Notice of Objection”), and stating the reason upon which the CVR Holders’ Representative has determined that (i) a CVR Payment Amount is due and payable, or (ii) the calculation of the CVR Payment Amount is in error. Any Notice of Objection shall identify in reasonable detail the nature of any proposed revisions to the CVR Payment. Any dispute arising from a Notice of Objection shall be resolved in accordance with Section 7.4 or by an independent third party valuation expert selected by Parent and the CVR Holders’ Representative (and subject to the execution of a reasonable and customary confidentiality/nonuse agreement), whose decision shall be binding on the parties hereto and every Holder. The fees charged by the valuation expert referenced in the foregoing sentence shall be allocated between Parent and the Holders (by deduction from the CVR Payment Amount) in the same proportion that the disputed amount of the CVR Payment Amount that was unsuccessfully disputed by (as finally determined by the valuation expert) bears to the total disputed amount of the CVR Payment Amount.

(d)              Parent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount otherwise payable pursuant to this Agreement, such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

Section 2.6.             No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a)              The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs.

(b)              The CVRs shall not represent any equity or ownership interest in Parent (or in any constituent company to the Merger) or in any Parent Legacy Technology or other asset. It is hereby acknowledged and agreed that the CVRs shall not represent a security of Parent. The rights and/or remedies of the holders of CVRs are contractual rights limited to those expressly set forth in this Agreement, and such Holders’ sole right to receive property is the right to receive cash from Parent in accordance with the terms hereof.

(c)              Each Holder acknowledges and agrees to the appointment and authority of the CVR Holders’ Representative to act as the exclusive representative, agent and attorney-in-fact of such Holder and all Holders as set forth in this Agreement. Each Holder agrees that such Holder will not challenge or contest any action, inaction, determination or decision of the CVR Holders’ Representative or the authority or power of the CVR Holders’ Representative and will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, including the provisions relating to the authority of the CVR Holders’ Representative to act on behalf of such Holder and all Holders as set forth in this Agreement.

Section 2.7.             Discretion and Decision Making Authority; No Fiduciary Duty.

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For a period of 18 months following the Effective Date, the CVR Holders’ Representative shall have the sole discretion and decision making authority over when (if ever) and whether to pursue for, a Legacy Monetization in any particular manner, and upon what terms and conditions; provided, that, that any such Legacy Monetization shall require Parent to execute the definitive agreement and the written consent of LBS if such Legacy Monetization would create any Liability for LBS or its Affiliates, implicate any assets of LBS or its Affiliates other than the Parent Legacy Technology or impose any obligation on LBS or its Affiliates to pursue any regulatory approval (including for the avoidance of doubt, from the Committee on Foreign Investment in the United States) or take any action in connection with the receipt or avoidance of any regulatory approval; provided, further, however, that the CVR Holders’ Representative shall notify LBS at least 15 Business Days prior to entering into any agreement with respect to any Legacy Monetization, provide copies of all written agreements or documents with respect to such sale and provide LBS with an opportunity to provide comments to such documents, which comments shall be considered by the CVR Holders’ Representative in good faith.

In furtherance of the foregoing:

(a)              Parent shall not before the Termination Date dispose, license or sell the Parent Legacy Technology except pursuant to a Legacy Monetization agreed to by the CVR Holders’ Representative;

(b)              Parent shall not before the 18 month anniversary of the Effective Time terminate or intentionally materially negatively impact the Parent Legacy Technology, including by withholding or withdrawing the Ongoing Support Funding or failing to preserve and maintain the Parent Legacy Technology, without the prior written approval of the CVR Holders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed, unless the Ongoing Support Funding has been exhausted;

(c)              Parent after good faith discussions with CVR Holders’ Representative shall be entitled to use all or a portion of the Legacy Assets Winddown Amount for Monetization Expenses (the “Ongoing Support Funding”); and

(d)              Parent shall pay $4,000 per month, beginning on the first of each month, out of the Ongoing Support Funding to the CVR Holders’ Representative at the Effective Time as compensation for services rendered during the period from the Effective Time to the Termination Date. Such fee may be amended or modified by the mutual consent of the Parent and CVR Holders’ Representative.

(e)              CVR Holders’ Representative, after good faith discussions with Parent, shall be entitled to be reimbursed from the CVR Escrow for direct costs and expenses related to any Legacy Monetization

It is expressly understood that except as expressly provided in this Section 2.7, Parent and its Affiliates have no obligation to incur Monetization Expenses or otherwise to seek or support Legacy Monetizations. Parent’s (as opposed to the CVR Holders’ Representative’s) sole responsibility as to Legacy Monetization activities is as set forth in this Section 2.7; except as expressly provided in this Section 2.7 Parent and its Affiliates and their respective post-Merger management will have no obligation to promote, support, invest in, allocate internal resources toward, advance or monetize the Parent Legacy Technology pending the Legacy Monetization(s).

Section 2.8.             Audit Right and Information Rights.

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(a)              Prior to the Termination Date, upon not less than 45 calendar days’ prior written request by the CVR Holders’ Representative, Parent shall meet at reasonable times during normal business hours with the CVR Holders’ Representative to discuss the content of any Entitlement Certificate provided that no Entitlement Certificate shall be subject to discussion more than once. Such meeting shall not be requested more frequently than once each calendar year. Parent agrees to maintain, for at least one year after the last possible Legacy Monetization, all books and records relevant to the calculation of a CVR Payment Amount and the amount of Net Proceeds. Prior to the Termination Date, subject to not less than 45 calendar days advance written notice from the CVR Holders’ Representative and prior execution and delivery by it and an independent accounting firm of national reputation chosen by the CVR Holders’ Representative (the “Accountant”) of a reasonable and customary confidentiality/nonuse agreement, Parent shall permit the CVR Holders’ Representative and the Accountant, acting as agent of the CVR Holders’ Representative, at the CVR Holders’ Representative’s cost, to have access during normal business hours to the books and records of Parent as may be reasonably necessary to (and for the sole purpose) audit the calculation of such CVR Payment Amount or the calculation of the amount of Net Proceeds. An audit shall not be requested more frequently than once each calendar year.

(b)              Commencing at the Effective Time and ending on the Final CVR Payment date, CVR Holders’ Representative will have access to the schedule of deposits and withdraws regarding the CVR Escrow.

Section 2.9.             Termination.

The CVRs shall terminate on the 48-month anniversary of the Effective Time (the “Termination Date”). No CVR Payment Amounts shall be payable in respect of any item of cash Gross Proceeds actually received after the Termination Date by Parent. From and after the Termination Date, any further proceeds received by Parent arising from any Legacy Monetization shall be retained by the Parent and shall not be distributed to the Holders; provided, however, that nothing contained in this Section 2.9 will relieve Parent’s obligations under Section 2.7 for Gross Proceeds entitled to be received prior to the Termination Date to the extent received within a commercially reasonable time (not to exceed three months) thereafter.

Section 2.10.           Ability to Abandon CVR.

A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent with or without consideration therefor. Nothing in this Agreement is intended to prohibit Parent from offering to acquire CVRs for consideration in its sole discretion.

Article III

THE CVR AGENT

Section 3.1.             Certain Duties and Responsibilities.

The CVR Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence. No provision of this Agreement shall require the CVR Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

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Section 3.2.             Certain Rights of CVR Agent.

The CVR Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the CVR Agent. The CVR Agent will report to both the CVR Holders’ Representative and Parent. In addition:

(a)              the CVR Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)              the CVR Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(c)              in the event of arbitration, the CVR Agent may engage and consult with tax experts, valuation firms and other experts and third parties that it, in its sole and absolute discretion, deems appropriate or necessary to enable it to discharge its duties hereunder;

(d)              the CVR Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises; and

(e)              Parent agrees to indemnify the CVR Agent for, and hold the CVR Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the CVR Agent’s duties under this Agreement, including the costs and expenses of defending the CVR Agent against any claims, charges, demands, suits or loss, unless such loss shall have been determined by a court of competent jurisdiction to be a result of the CVR Agent’s willful misconduct, bad faith or gross negligence (the "CVR Agent Indemnification Payments”).

(f)              Parent agrees (i) to pay the fees and expenses of the CVR Agent in connection with this Agreement, as set forth on Schedule 1 hereto, and (ii) to reimburse the CVR Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the CVR Agent in the execution of this Agreement (other than taxes measured by the CVR Agent’s net income). The CVR Agent shall also be entitled to reimbursement from Parent for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the CVR Agent of its duties hereunder. An invoice for the agreed-upon fee of the CVR Agent as set forth on [Schedule I] will be rendered a reasonable time prior to, and paid on, the Effective Time. An invoice for any out-of-pocket expenses and per item fees realized will be rendered and payable within thirty (30) days after receipt by Parent (any payments pursuant to this Section 3.2(f), the “CVR Agent Expenses)

Section 3.3.             Resignation and Appointment of Successor.

(a)                The CVR Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified.

(b)               If the CVR Agent resigns or become incapable of acting, Parent shall promptly appoint a qualified successor CVR Agent who may be the CVR Holders’ Representative or a Holder but shall not be an officer of Parent. The successor CVR Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(b), become the successor CVR Agent.

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(c)              Parent shall give notice of each resignation and each removal of a CVR Agent and each appointment of a successor CVR Agent by mailing written notice of such event by first-class mail, postage prepaid, to the CVR Holders’ Representative. The CVR Holders’ Representative shall forward such notice to the Holders.

Section 3.4.             Acceptance of Appointment by Successor.

Every successor CVR Agent appointed hereunder shall execute, acknowledge and deliver to Parent, the CVR Holders’ Representative and to the retiring CVR Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor CVR Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring CVR Agent; provided, that upon the request of Parent, the CVR Holders’ Representative or the successor CVR Agent, such retiring CVR Agent shall execute and deliver an instrument transferring to such successor CVR Agent all the rights, powers and trusts of the retiring CVR Agent.

Article IV

COVENANTS

Section 4.1.             List of Holders.

The CVR Holders’ Representative shall furnish or cause to be furnished to the CVR Agent the names, addresses and shareholdings of the Holders immediately prior to the Effective Time. Parent shall cause the CVR Registrar to promptly provide a copy of the CVR Register to the CVR Holders’ Representative upon reasonable request.

Section 4.2.             Provision of CVR Payment Amounts.

Parent shall promptly provide the CVR Agent with the applicable cash payable in respect of any CVR Payment Amount, if any, to be distributed to the Holders in accordance with the terms of this Agreement.

Section 4.3.             Assignments.

Parent shall not, in whole or in part, assign any of its obligations under this Agreement other than in accordance with the terms of Section 6.1 or Section 2.7 hereof. At any time, the CVR Holders’ Representative may assign any of its rights or obligations under this Agreement (or this Agreement in its entirety) to any third party (reasonably acceptable to Parent) to serve as a successor CVR Holders’ Representative, provided that such assignee executes a written joinder to this Agreement assuming the rights and duties of the CVR Holders’ Representative.

Article V

AMENDMENTS

Section 5.1.             Amendments without Consent of Holders.

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Without the consent of any Holders or of the CVR Holders’ Representative, Parent, at any time and from time to time after the Effective Time, may unilaterally execute and implement one or more amendments hereto to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein, in a transaction contemplated by Section 6.1 hereof. Promptly after the execution by Parent of any amendment pursuant to the provisions of this Section 5.1, Parent shall provide a copy of such amendment to the CVR Holders’ Representative.

Section 5.2.             Amendments with Consent of Holders.

Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders or of the CVR Holders’ Representative), with the consent of the CVR Holders’ Representative, Parent and the CVR Holders’ Representative may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is in any way adverse to the interests of the Holders.

Section 5.3.             Effect of Amendments.

Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

Article VI

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 6.1.             Parent May Consolidate, Etc.

Parent shall not consolidate with or merge into any other Person (other than a merger or consolidation where Parent is the surviving corporation), unless:

(a)              the Person formed by such consolidation or into which Parent is merged, (the “Surviving Person”) shall expressly assume payment (if and to the extent required hereunder) of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of Parent to be performed or observed; and

(b)              Parent has delivered to the CVR Holders’ Representative and the CVR Agent an Officer’s Certificate, stating that such consolidation or merger complies with this Article V and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 6.2.             No Allocation to Parent Legacy Technology.

No transaction described in Section 6.1 shall give, and the Merger shall not give, the Holders the right to a CVR Payment Amount.

Section 6.3.             Successor Substituted.

Upon any consolidation of or merger by Parent with or into any other Person the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, Parent under this Agreement with the same effect as if the Surviving Person had been named as Parent herein.

Section 6.4.             Exclusion of Merger.

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Sections 6.1 and 6.3 shall not apply to the Merger.

Article VII

OTHER PROVISIONS OF GENERAL APPLICATION

Section 7.1.             Notices.

Any notice, report, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be addressed as follows:

(a)              if to a Holder or any or all Holders or the CVR Holders’ Representative, addressed to the CVR Holders’ Representative at: 2629 Townsgate Road #215, Westlake Village, CA 91361, email: rsilvestre@silvestrelaw.com.

(b)              if to Parent, addressed to it at: c/o Leading BioSciences, Inc., 5800 Armada Dr. #200, Carlsbad, CA 92008, email: tom.hallam@leadingbiosciences.com, with a copy to Karen Deschaine, Cooley LLP 4401 Eastgate Mall San Diego, CA 92121-1909, email: kdeschaine@cooley.com.

(c)              if to CVR Agent, addressed to it at: American Stock Transfer & Trust Co., LLC 6201 15th Avenue, Brooklyn, NY 11219.

or, in each case, to the most recent address, specified by written notice, given to the sender pursuant to this Section.

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided, no “bounce back” or similar message of non-delivery is received with respect thereto) or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the business day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth next to the name of such Party above (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties hereto).

Section 7.2.             Successors and Assigns.

All covenants and agreements in this Agreement by Parent shall bind its successors and assigns, whether so expressed or not. All covenants and agreements in this Agreement by the CVR Holders’ Representative shall bind his successors, whether so expressed or not. In the event the CVR Holders’ Representative resigns (without assigning its rights or obligations to a successor CVR Holders’ Representative pursuant to Section 3.3), dies or is incapacitated, a successor CVR Holders’ Representative shall be elected by a majority in interest of the Holders.

Section 7.3.             Benefits of Agreement.

Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto and their permitted successors and assigns. The Holders shall have no rights or remedies hereunder except as are expressly set forth herein. To the extent permitted by applicable law, it is expressly agreed that in no event shall any Holders (as opposed to the CVR Holders’ Representative) or any former or ongoing stockholders of Parent (as opposed to the CVR Holders’ Representative) have, after the Effective Time, any power or right to commence or join in any Legal Proceeding against Parent or any Affiliate of Parent based on or arising out of the CVRs or this Agreement. Such Legal Proceeding may be brought by, and only by, the CVR Holders’ Representative in the name of and for the benefit of the Holders. The outcome or settlement of any such Legal Proceeding shall be binding upon all Holders.

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A decision, act, consent or instruction of the CVR Holders’ Representative shall constitute a decision for all Holders, and shall be final, binding and conclusive upon the Holders. The CVR Holders’ Representative will incur no liability of any kind to the Holders with respect to any action or omission by the CVR Holders’ Representative in connection with the CVR Holders’ Representative’s services pursuant to this Agreement, except in the event of liability directly resulting from the CVR Holders’ Representative’s fraud, gross negligence or willful misconduct.

Section 7.4.             Governing Law.

This Agreement and the CVRs shall be governed by and construed in accordance with the laws of the State of Delaware without regards to its rules of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the CVRs, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with this Section 7.4; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party; (e) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 6.1 of this Agreement; and (f) to the extent permitted by applicable Law, irrevocably and unconditionally waives the right to trial by jury.

Section 7.5.             Legal Holidays.

In the event that a CVR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the CVR Payment Date.

Section 7.6.             Severability Clause.

In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the arbitration forum or other tribunal making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible.

Section 7.7.             Entire Agreement.

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This Agreement represents the entire understanding of the parties hereto with reference to the CVRs and the subject matter of this Agreement and supersedes any and all other prior or contemporaneous oral or written agreements made with respect to the CVRs and/or this Agreement, except for the Merger Agreement. If and to the extent that any provision of this Agreement is inconsistent with or conflicts with the Merger Agreement, this Agreement shall govern and be controlling.

Section 7.8.             Interpretation.

The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against a party because that party or its attorney drafted the provision.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed and delivered this Contingent Value Rights Agreement as of the day and year first above written.

PARENT: SENECA BIOPHARMA, Inc.

By:	/s/ Dane Saglio
Name:	Dane Saglio
Title:	CEO

CVR AGENT: American Stock Transfer & Trust Company, LLC

By:	/s/ Michael Legregin
Name:	Michael Legregin
Title:	Senior Vice President

CVR HOLDERS’ REPRESENTATIVE: Raul Silvestre

By:	/s/ Raul Silvestre
Name:	Raul Silvestre
Title: